Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SouthState Corporation and to the incorporation by reference therein of our reports dated February 21, 2025, with respect to the consolidated financial statements of SouthState Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of SouthState Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, AL

June 10, 2025